GUGGENHEIM

Guggenheim Mutual Funds	Variable Insurance Funds
Guggenheim Alpha Opportunity Fund	Series A (StylePlus Large Core Series)
Guggenheim Directional Allocation Fund	Series B (Large Cap Value Series)
Guggenheim Large Cap Value Fund	Series D (World Equity Income Series)
Guggenheim Market Neutral Real Estate Fund	Series J (StylePlus Mid Growth Series)
Guggenheim RBP Dividend Fund	Series O (All Cap Value Series)
Guggenheim RBP Large-Cap Value Class Fund	Series Q (Small Cap Value Series)
Guggenheim RBP Large-Cap Defensive Fund	Series V (SMid Cap Value Series)
Guggenheim Risk Managed Real Estate Fund	Series X (StylePlus Small Growth Series)
Guggenheim SMid Cap Value Fund	Series Y (StylePlus Large Growth Series)
Guggenheim StylePlus-Large Core Fund	
Guggenheim StylePlus-Mid Growth Fund	
Guggenheim World Equity Income Fund

Reorganization of Actively Managed Equity Funds. Read FAQs.

Reorganization of Actively

Managed Equity Funds

On June 5, 2024, Guggenheim Investments and New Age Alpha announced a definitive agreement under which New Age Alpha will acquire Guggenheim Investments’ actively managed equity funds business. New Age Alpha is an investment management firm offering strategies incorporating a proprietary methodology based on actuarial science, data analytics, and technology. Subject to shareholder approval, the transaction affects 21 mutual funds, including variable insurance funds – see list below.

Fund shareholders as of the close of business on August 19, 2024 (the “Record Date”), are entitled to notice of, and to vote at, a special meeting of shareholders on October 24, 2024. Shareholders will receive a Proxy Statement/Prospectus as well as a voting instruction card or proxy card to be used for voting.

For more information about the proxy and fund reorganization, please read the Frequently Asked Questions or call our Institutional Services department at 800.783.5608 or email us at  IS@mufg-is.com

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